Exhibit 99.1

Contacts:
For Ranbaxy	For PPD
United States:	Media:
Chuck Caprariello	Louise Caudle
+609 720 5615	+919 462 4467
+609 720 8085	louise.caudle@rtp.ppdi.com
Mobile: +609 462 7354

India:	Analysts/Investors
Ramesh L. Adige	Steve Smith
+91 124 4135000	+910 772 7585
ramesh.adige@ranbaxy.com	stephen.smith@wilm.ppdi.com

Raghu Kochar
+91 124 4135141
Mobile: +9811617256
raghu.kochar@ranbaxy.com

Krishnan Ramalingam
+91 124 4135143
Mobile: +9810042540
Krishnan.ramalingam@ranbaxy.com

FOR IMMEDIATE RELEASE

PPD Licenses Statin from Ranbaxy Laboratories

Early preclinical studies show potential safety advantage

GURGAON, HARYANA, INDIA and WILMINGTON, N.C., (February 27, 2007) – Ranbaxy Laboratories Ltd., India, and PPD, Inc. (Nasdaq: PPDI) today announced that PPD has acquired an exclusive worldwide license to develop, manufacture and market Ranbaxy’s novel statin for the treatment of dyslipidemia.

The preclinical toxicology, drug metabolism and pharmacokinetic data suggest that the Ranbaxy statin has the potential to offer an improved safety profile over currently marketed statins. PPD plans to conduct additional preclinical studies and file an investigational new drug application with the U.S. Food and Drug Administration in April 2007.

Under the terms of the agreement, Ranbaxy will be entitled to receive milestone payments upon the occurrence of specified clinical events. In the event of approval to market a drug product, Ranbaxy will be entitled to receive royalties on sales of the drug and sales-based milestones. PPD will be responsible for all costs and expenses associated with the development and commercialization of the compound, including preclinical and clinical studies. Ranbaxy has retained co-marketing rights to the compound in India.

“This is yet another milestone in Ranbaxy’s evolution as a strong global research company,” said Malvinder Singh, chief executive officer and managing director of Ranbaxy. “We are pleased to partner with PPD in taking this potential drug forward promising superior treatment for dyslipidemia and related areas.”

In announcing the agreement, Fred Eshelman, chief executive officer of PPD, said, “The opportunity to develop and commercialize Ranbaxy’s statin is a logical

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extension of our compound partnering program. It meets the rigorous requirements for our partnering strategy and further strengthens our metabolic franchise. We look forward to deploying our development expertise and resources to move this compound ahead.”

Commenting on the success, Pradip Bhatnagar, vice president, New Drug Discovery Research, at Ranbaxy said, “This is the second compound from Ranbaxy’s New Drug Discovery Research and we are glad to have achieved this milestone.”

According to the American Heart Association, statins are the most widely prescribed class of drugs for lowering cholesterol. A recent series of trials using statins demonstrated conclusively that lowering total cholesterol and LDL-cholesterol reduces the chance of having a heart attack, needing bypass surgery or angioplasty, and dying of coronary heart disease-related causes. Worldwide, cholesterol lowering drugs accounted for $32.4 billion in sales for 2005, according to IMS Health.

PPD also announced it is not changing its previously issued 2007 financial guidance as a result of this transaction. The company will conduct a live conference call and audio webcast tomorrow, February 28, 2007, at 10 a.m. EST to discuss the license agreement with Ranbaxy. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web site. A replay of the webcast will be available shortly after the call. PPD has also established a direct dial number, +877 644 0692 (Conference ID: 1206260), for telephone access.

About Ranbaxy

Ranbaxy Laboratories Ltd., headquartered in India, is an integrated, research based, international pharmaceutical company producing a wide range of quality, affordable generic medicines, trusted by healthcare professionals and patients across geographies. Ranbaxy’s continued focus on R&D has resulted in several approvals in developed markets and significant progress in New Drug Discovery Research. The company’s foray into Novel Drug Delivery Systems has led to proprietary “platform technologies,” resulting in a number of products under development. The company is serving its customers in more than 125 countries and has an expanding international portfolio of affiliates, joint ventures and alliances, ground operations in 49 countries and manufacturing operations in nine countries.

About PPD

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,100 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions, including expectations and assumptions about the development and commercialization of the Ranbaxy statin and our 2007 financial guidance, contained in this news release, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the

PPD-Ranbaxy agreement / Page 3

assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: risks associated with the development and commercialization of drugs, including regulatory approvals; dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; loss of or delay in large contracts; risks associated with acquisitions and investments, such as impairments; competition within the outsourcing industry; continued success in sales growth; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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